Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Fulcrum Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.001 par value per share	Other	1,750,000 shares (2)	$10.59 (3)	$18,532,500.00 (3)	$92.70 per $1,000,000	$1,717.97
Equity	Common Stock, $0.001 par value per share	Other	43,260 shares (4)	$10.93 (5)	$472,831.80 (5)	$92.70 per $1,000,000	$43.84
Total Offering Amounts					$19,005,331.80		$1,761.81
Total Fee Offsets							$0
Net Fee Due							$1,761.81

(1)

In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Consists of 1,750,000 shares issuable under the 2022 Inducement Stock Incentive Plan.
(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended, and based upon the average of the high and low sale prices of the Registrant’s Common Stock as reported on the Nasdaq Global Market on February 25, 2022.

(4)

Consists of shares issuable under a new hire inducement stock option award granted in February 2022 to an employee of the Registrant as inducement material to entry into employment with the Registrant in accordance with Nasdaq Listing Rule 5635(c)(4).

(5)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act. The price per share and aggregate offering price are calculated on the basis of the exercise price of the options outstanding under the inducement stock option award.